[Sprint Logo]                                                     Exhibit 99


                                 Investor Update

                                                                     2Q 2004



         Sprint Reports Second Quarter Results

        o     Strong revenue, profit and free cash flow* performance
        o     Continued momentum in wireless customer growth
        o     2004 full-year earnings guidance raised



Overland Park, Kan. - July 21, 2004:
In its initial financial report since returning to a single common stock structure, Sprint (NYSE: FON) today announced strong second quarter results. For the quarter, fully diluted earnings per share on a GAAP basis were 16 cents versus break-even earnings in the second quarter of 2003. Adjusted EPS*, which removes the effects of special items, was 20 cents per share compared to 17 cents per share in the same period a year ago, an 18% improvement.

Consolidated net operating revenues increased 6% compared to a year ago and 2% sequentially. In the quarter, both business and consumer solutions reported sequential growth of revenues, while local consumer solutions reported a small sequential decline. Consolidated Adjusted EBITDA* in the quarter was $2.03 billion, a 1% increase from a year ago and a 2% increase sequentially. Consolidated Adjusted Operating Income* for the quarter increased 5% compared to the year-ago period, and 6% sequentially. Second quarter Free Cash Flow* totaled $692 million and year-to-date Free Cash Flow* was $934 million.

The second quarter performance was driven by very strong results in Wireless and solid contributions from Local, partially offset by lower contributions from Long distance.

"Sprint continues to successfully execute its transformation agenda," said Gary Forsee, Sprint chairman and chief executive officer. "Led by outstanding performance in Wireless which produced its first $1 billion quarterly Adjusted EBITDA*, we generated strong cash flows and improved our balance sheet. We achieved revenue growth in the second quarter that will likely lead other integrated telecom players. Additionally, we continued to implement actions that are enabling us to meet our previously announced goal of reducing annual operating expenses by more than $1 billion by the end of 2006. This consistent progress is the result of our unique nationwide wireless and wireline assets that offer integrated communication solutions to businesses and consumers and a customer-driven team that is producing a diversified and growing roster of satisfied users."

Wireless posted year-over-year revenue growth of 17% and reported a 19% increase in Adjusted EBITDA*. In the quarter, ARPU* came in at a strong $62, a modest increase over both the year-ago period and the first quarter. PCS also continued to


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


achieve solid subscriber gains with the total base increasing by 897,000 subscribers in the quarter. The subscriber gains included 505,000 direct additions and 392,000 additions from our wholesale and affiliate partners. Sprint also acquired 91,000 subscribers from an affiliate during the quarter. This acquisition is not reflected in either direct or affiliate additions.

Local reported steady revenues and solid profit margins while continuing to lead the industry in deploying next generation switching technology. Local also continues to lead in marketing bundled services. At quarter end, 54% of Local's residential customers were also using Sprint long-distance services and 45% were enrolled for a premium package of vertical services.

Long distance reported a revenue decline of 7%, which is again expected to be well below the rate of decline reported by other backbone competitors. Although Long distance profitability was impacted by pricing pressures in the quarter, Adjusted EBITDA* exceeded capital spending by more than $190 million and year-to-date the excess is nearly $480 million.

"Significant strategic steps were made in the second quarter to continue to invest in the future growth of our business," Forsee added. "We demonstrated our commitment to improving the fundamental relationship with our customers by introducing the Sprint PCS Fair & Flexible(sm) Plan, the wireless industry's first pricing plan that adjusts automatically to meet a customer's usage month-to-month while eliminating high overage charges. We unveiled plans to meet customers' demands for faster wireless data speeds and expand the possibilities of anywhere, anytime wireless access to information and entertainment with a significant capital commitment to the next generation of CDMA wireless technology. In our local markets, we continued to expand our DSL capabilities with more than 5 million of our 7.8 million local access lines now DSL ready. All of these areas represent significant opportunities for Sprint."



Sprint Consolidated Highlights
---------------------------------------------------------------
Sprint Corporation
Selected Financial Data
(millions)                        Quarters Ended
                               June 30,    June 30,    Percent
                                 2004        2003       Change
---------------------------------------------------------------



Net operating revenues         $6,869      $6,463       6.3%

Operating income                  707         370      91.1%

Adjusted operating income*        789         754       4.6%

Adjusted income from
continuing operations*            300         238      26.1%

Income/(Loss) from
continuing operations             233          (2)

Discontinued operations             -           9      (100%)

Net Income                     $  233      $    7

CapEx                          $  999      $  945       5.7%

Free Cash Flow*                $  692      $  925     (25.2%)



                                 Six Months Ended
                               June 30,    June 30,    Percent
                                 2004        2003       Change
---------------------------------------------------------------

Net operating revenues         $13,576     $12,802      6.0%

Operating income                 1,421         974     45.9%

Adjusted operating income*       1,533       1,368     12.1%

Adjusted income from
continuing operations*             541         385     40.5%

Income from continuing
operations                         455          95

Discontinued operations              -       1,322     (100%)

Cumulative effect of
change in accounting
principle, net                       -         258     (100%)

Net Income                     $   455     $ 1,675    (72.8%)

CapEx                          $ 1,688     $ 1,492     13.1%

Free Cash Flow*                $   934     $ 1,313    (28.9%)
---------------------------------------------------------------



Second quarter net operating revenues were $6.9 billion compared to $6.5 billion last year. Operating income for the second quarter was $707 million compared to $370 million a year ago. Adjusted Operating Income* as a percentage of net operating revenues was consistent year-over-year. Second quarter net income was $233 million compared to $7 million last year. In the second quarter, pension-related costs and stock-based compensation costs totaled $167 million versus $120 million in the year-ago period.

Sprint produced strong cash flows in the second quarter. Debt was reduced by $1.1 billion during the quarter, and Sprint ended the quarter with a cash balance of $2.4 billion. Net Debt* now stands at $15.6 billion.


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


Special Items
The difference between reported Sprint operating income and Adjusted Operating Income* is primarily the result of a pre-tax charge of $96 million recorded in the second quarter of 2004 and $30 million in the first quarter of 2004 related to severance costs associated with Sprint's transformation initiatives and Web Hosting wind-down. Additionally, Sprint recorded a pre-tax benefit of $14 million in the second quarter of 2004 as a result of the final payment of a bankruptcy settlement reached with MCI (WorldCom).

In 2003, pre-tax charges included $348 million associated with the Web Hosting wind-down, as well as $36 million associated with executive separation agreements, both recorded in the second quarter, and a $10 million charge in the first quarter associated with the termination of a software development project.

The difference between reported income from continuing operations and Adjusted income from continuing operations* includes the impacts of the following additional special items:

o Early retirement of debt - a pre-tax charge of $29 million was recorded in the second quarter of 2004 related to the early retirement of $750 million of equity unit notes. This consisted of a $20 million charge reflecting premiums paid and a $9 million recognition of deferred debt costs. A pre-tax charge of $19 million was recorded in the first quarter of 2003 related to the early retirement of approximately $1.1 billion of long-term debt.

o Shareholder litigation charge - a pre-tax charge of $50 million was recorded in the first quarter of 2003 for a shareholder litigation settlement.

Finally, Sprint reported two items below the continuing operations line in the first quarter of 2003:

o Discontinued operation - reflects the operational activity and gain on sale of Sprint's directory publishing business.

o Cumulative effect of a change in accounting principle - reflects a pre-tax gain of $420 million recorded upon adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.


Wireless
---------------------------------------------------------------
PCS
Selected Financial Data
(millions)
                                  Quarters Ended
                               June 30,    June 30,    Percent
                                2004        2003       Change
---------------------------------------------------------------

Net operating revenues
   Service                     $ 3,226   $ 2,859       12.8%
   Equipment                       388       237       63.7%

Net operating revenues           3,614     3,096       16.7%

Operating expenses
    Cost of services &
    products                     1,733     1,521       13.9%

    Selling, general &
    administrative                 811       697       16.4%

    Depreciation                   651       617        5.5%

    Restructuring & asset
    impairments                     12         -

Total operating expenses         3,207     2,835       13.1%


Operating income               $   407   $   261       55.9%


Capex                          $   667   $   533       25.1%



                                 Six Months Ended
                               June 30,    June 30,     Percent
                                2004         2003       Change
-----------------------------------------------------------------

Net operating revenues
   Service                     $ 6,286   $ 5,538       13.5%
   Equipment                       765       505       51.5%

Net operating revenues           7,051     6,043       16.7%

Operating expenses
    Cost of services &
    products                     3,477     2,969       17.1%

    Selling, general &
    administrative               1,579     1,428       10.6%

    Depreciation                 1,305     1,225        6.5%

    Restructuring & asset
    impairments                     16        10       60.0%

Total operating expenses         6,377     5,632       13.2%

Operating income               $   674   $   411       64.0%


Capex                          $ 1,079   $   720       49.9%
----------------------------------------------------------------



o Second quarter net subscriber additions include 505,000 direct, 299,000 from wholesale partners and 93,000 from affiliates. PCS also acquired 91,000 subscribers from an affiliate during the quarter. This acquisition is not reflected in either direct or affiliate additions. At the end of the period, there were a total of 22.2 million wireless subscribers, consisting of 16.9 million direct, 3.0 million affiliates and 2.3 million wholesale.
o Direct gross additions were 1.67 million in the quarter, a 14% year-over-year increase.
o Second quarter net operating revenues increased 17% compared to the year-ago period and increased 5% sequentially.
o Second quarter Adjusted Operating Income* was up 48% from the year-ago period and 53% sequentially.
o Adjusted EBITDA* was $1.07 billion, an increase of 19% from the second quarter of 2003 and 15% from the first quarter of 2004.
o Average monthly service revenue per user (ARPU)* was $62 in the second quarter and in



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

     the year-ago period, compared with $61 in the first quarter of 2004.
o    During the quarter, average subscriber usage was over 16 hours per month.
o Churn was 2.3% this quarter compared to 2.4% a year ago, and 2.9% in the first quarter of 2004.

At the end of the period, nearly 6.9 million subscribers were using Sprint PCS data services, including five million Sprint PCS Vision(sm) subscribers. For the full quarter, data contributed over 7% to overall ARPU*.

On the operational side, there was notable improvement in customer retention in the second quarter as total churn declined by over 50 basis points sequentially. The decrease was due to reductions in both voluntary and involuntary turnover driven by improving satisfaction with network and customer service performance, proactive credit and collection efforts, and a growing percentage of customers under contract.

In the quarter, PCS continued to enhance network coverage and increase capacity to meet growing demand. Capital spending totaled $667 million as Sprint continues to prioritize investments in signal density and coverage in competitive markets.

Total second quarter operating expenses increased 13% compared to the year-ago period. The increases were primarily due to higher spending on sales and distribution associated with higher gross additions, the addition of new PCS stores, the initial costs associated with a new arrangement with our customer service co-sourcing provider, and increased marketing costs associated with the launch of the Sprint PCS Fair and Flexible Plan.

In the quarter, Sprint added to a growing roster of wholesale MVNO partners by reaching new agreements with AT&T and others. Additionally, Qwest began to transition its customers to the Sprint network.



Local
---------------------------------------------------------------
Local
Selected Financial Data
(millions)

                                  Quarters Ended
                               June 30,    June 30,     Percent
                                 2004        2003       Change
-----------------------------------------------------------------


Net operating revenues
    Voice                      $ 1,136     $ 1,165      (2.5%)
    Data                           205         176       16.5%
    Other                          169         185      (8.6%)
Net operating revenues           1,510       1,526      (1.0%)

Operating expenses
    Cost of services &
    products                       462         489      (5.5%)

    Selling, general &
    administrative                 329         313        5.1%

    Depreciation                   271         271

    Restructuring & asset
    impairments                      3           -

Total operating expenses         1,065       1,073      (0.7%)

Operating Income               $   445     $   453      (1.8%)

Capex                          $   247     $   289     (14.5%)


                                 Six Months Ended
                               June 30,    June 30,     Percent
                                2004         2003       Change
----------------------------------------------------------------

Net operating revenues
    Voice                      $ 2,283     $ 2,348      (2.8%)
    Data                           400         349      14.6%
    Other                          333         361      (7.8%)
Net operating revenues           3,016       3,058      (1.4%)

Operating expenses
    Cost of services &
    products                       913         976      (6.5%)

    Selling, general &
    administrative                 656         631       4.0%

    Depreciation                   539         536       0.6%

    Restructuring & asset
    impairments                     17           -          -

Total operating expenses         2,125       2,143      (0.8%)

Operating Income               $   891     $   915      (2.6%)

Capex                          $   456     $   570     (20.0%)
---------------------------------------------------------------


o Second quarter revenues of $1.51 billion declined 1% from $1.53 billion in the year-ago period, but were essentially flat from the first quarter.
o Adjusted EBITDA* was $718 million for the quarter compared to $732 million in the year-ago period and $728 million in the first quarter of 2004.
o Adjusted Operating Income* was $447 million for the second quarter compared to $461 million in the second quarter of 2003 and $460 million in the first quarter of 2004.
o Local added 34,000 new DSL customers in the quarter and ended the period with a total base of 383,000.
o    Total access lines declined 2.4% from the year-ago period.

Revenues were stable in the quarter as growth in data services offset pressures on voice revenues. The 16% year-over-year growth in data is driven by a gain of 160,000 DSL subscribers over the past 12 months. The gain in DSL subscribers compares with a loss of 192,000 voice access lines in the same 12-month period.


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

Consumer long-distance minutes of use increased 28% year-over-year due to the unlimited long-distance product which now accounts for over 40% of total consumer long-distance minutes of use.

In the residential market, penetration of strategic products rose 270 basis points from the second quarter of 2003, and now 68% of Local residential customers buy at least one strategic product in addition to basic telephone service. More than one third of the customer base uses at least two strategic products. Success is being driven by unlimited long-distance and DSL bundles which include a package of features.

Local maintained strong margins as it continues to efficiently manage operating expenses. Total second quarter operating expenses decreased slightly less than 1% percent compared to the year-ago period driven by a continued focus on expense reduction and productivity improvements somewhat offset by a $14 million increase in post-retirement benefit expense. Restructuring charges increased operating expenses by $3 million in the second quarter of 2004.



Long distance
---------------------------------------------------------------
Long distance
Selected Financial Data
(millions)
                                  Quarters Ended
                               June 30,    June 30,     Percent
                                2004        2003        Change
---------------------------------------------------------------

Net operating revenues
    Voice                      $ 1,164     $ 1,244      (6.4%)
    Data                           438         466      (6.0%)
    Internet                       214         245     (12.7%)
    Other                           57          50      14.0%
Net operating revenues           1,873       2,005      (6.6%)

Operating expenses
    Cost of services &
    products                     1,095       1,064       2.9%

    Selling, general &
    administrative                 515         563      (8.5%)

    Depreciation                   321         363     (11.6%)

    Restructuring & asset
    impairments                     81         348     (76.7%)

Total operating expenses         2,012       2,338     (13.9%)

Operating loss                 $  (139)    $  (333)     58.3%

Capex                          $    64     $    94     (31.9%)

                                 Six Months Ended
                               June 30,    June 30,     Percent
                                 2004        2003       Change
---------------------------------------------------------------

Net operating revenues
    Voice                      $ 2,350     $ 2,537      (7.4%)
    Data                           890         928      (4.1%)
    Internet                       437         488     (10.5%)
    Other                          108          98      10.2%
Net operating revenues           3,785       4,051      (6.6%)

Operating expenses
    Cost of services &
    products                     2,148       2,170      (1.0%)

    Selling, general &
    administrative               1,031       1,138      (9.4%)

    Depreciation                   641         724     (11.5%)

    Restructuring & asset
    impairments                     93         348     (73.3%)

Total operating expenses         3,913       4,380     (10.7%)

Operating loss                 $  (128)    $  (329)     61.1%

Capex                          $   120     $   155     (22.6%)
---------------------------------------------------------------


o Net operating revenues declined nearly 7% to $1.87 billion from $2.01 billion in the year-ago period and declined 2% sequentially.
o Adjusted EBITDA* was $255 million in the quarter compared to $387 million in the second quarter of 2003 and $343 million in the first quarter of 2004.
o Adjusted Operating Loss* was $66 million for the second quarter compared to income of $24 million in the year-ago period and income of $23 million in the first quarter of 2004.


In the quarter, Sprint built on its extensive Long distance customer relationships to expand sales across its entire portfolio of products. Key wins include new integrated enterprise business relationships with the State of Texas, Overhead Door and Misys Healthcare Systems.

In the quarter, total voice revenues decreased 6% from the year-ago period and 2% sequentially. Compared to the year-ago period, consumer voice revenues declined 15%, while business voice revenues, including wholesale and affiliates,


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

declined by 4%. The decline in consumer is mainly driven by lower volumes, while the business decline is due to lower pricing.

Data revenues decreased 6% from the second quarter of 2003 and 3% sequentially. In the quarter, Frame Relay and Private Line services declined compared to both the year-ago period and sequentially, while ATM and Managed network services increased. In the quarter, dedicated IP revenues were flat year-over-year and declined 4% from the first quarter. Overall IP revenues continue to be impacted by declining dial IP usage and Sprint's exit from the Web Hosting business.

Total second quarter operating expenses declined 14% compared to the year-ago period. The primary drivers of this decline included a change in the depreciable life associated with certain high-capacity transmission equipment, as well as lower restructuring charges quarter-over-quarter. Total restructuring charges in the second quarter of 2004 were $81 million compared to $348 million in the second quarter of 2003. Reported expenses were impacted by higher bad debt expense related to the wholesale market.



Forward-looking Guidance
Based upon second quarter results and current internal forecasts for the remainder of the year, Sprint is updating its financial guidance for 2004. This update supersedes all prior guidance for 2004. Our forecast assumes that PCS will continue to achieve a mid-teens share of gross wireless additions within our operating territories. We are making no changes to the 2005 consolidated guidance previously provided.

Revenue
We continue to expect consolidated net operating revenues for full year 2004 to increase 3% to 4% compared to full year 2003. Wireless revenues are now expected to grow at a solid double digit rate while Local revenues are expected to continue to decline at a low single digit rate and Long distance revenues now are expected to decline at a very high single digit rate.

Adjusted EBITDA*
Consolidated Adjusted EBITDA* is expected to be approximately $8.1 billion to $8.2 billion with PCS now contributing approximately $4.1 billion to $4.2 billion, Local producing around $2.9 billion and Long distance now contributing approximately $1.1 billion.

Adjusted Operating Income*
Consolidated Adjusted Operating Income* is now expected to be $3.1 billion to $3.2 billion compared to previous guidance of $3.0 billion to $3.1 billion, with PCS now producing $1.4 billion to $1.5 billion, Local contributing around $1.8 billion and Long distance now expecting to report a loss.

Adjusted EPS*
Full year Adjusted EPS* is now expected to be in a range of 74 cents to 78 cents per share compared to previous guidance of 70 cents to 75 cents per share.

Free Cash Flow* and Capital Expenditures
We  continue  to expect  full-year  Free  Cash  Flow* to be  approximately  $1.8 billion. We continue to expect capital spending to be approximately $4.0 billion, consisting of approximately $2.5 billion in Wireless, a little over $1.0 billion in Local and $350 million in Long distance.

*Financial Measures
Sprint provides readers financial measures generated using generally accepted accounting principles (GAAP) and using adjustments to GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. Sprint provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint does not provide reconciliations to GAAP of its forward-looking financial measures. The financial measures used in this release include the following:

Adjusted Operating Income (Loss) is defined as operating income plus special items. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

Adjusted income (loss) from continuing operations is defined as income or loss from continuing operations plus special items, net of tax. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

Adjusted earnings per share or Adjusted loss per share is defined as diluted earnings (loss) per share from continuing operations plus special items. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

Adjusted EBITDA is defined as operating income plus depreciation and special items. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of cash flows.

Free Cash Flow is defined as the change in cash and equivalents less the change in discontinued operations, debt, investment in debt securities and other financing activities, net. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of cash flows.

Net Debt is consolidated debt, including current maturities, and equity unit notes, less cash and cash equivalents. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statements of financial position and cash flows.

ARPU (Average monthly service revenue per user) is calculated by dividing wireless service revenues by weighted average monthly wireless subscribers. ARPU is used to measure revenue on a per-user basis. This is a measure which uses GAAP as the basis for calculation.

Conference Call and Webcast Information
Sprint management will provide an overview of the company's performance and participate in an interactive Q&A via conference call on Wednesday, July 21, 2004, beginning at 7 a.m. CDT. Call-in numbers are 866-215-1938 (toll free) and 816-650-0742 (international). Please plan on gaining access 10 minutes prior to the start of the call.

A simultaneous webcast will be available at www.sprint.com/sprint/ir/ai/web.html.

A continuous  replay of the call will be available  through  August 4, 2004, and
can  be  accessed   by  dialing   888-775-8696   (toll  free)  or   402-220-1326
(international).

Cautionary Statement regarding forward-looking information
This news release includes "forward-looking statements" within the meaning of securities laws. The statements in this news release regarding the business outlook and expected performance as well as other statements that are not historical facts are forward-looking statements. The words "estimate,"
"project," "intend," "expect," "believe," "target" and similar expressions identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management's judgment and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, Sprint has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs, the timing of various events and the economic environment. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include:

o the effects of vigorous competition and the overall demand for our service offerings in the markets in which Sprint operates;
o the costs and business risks associated with providing new services and entering new markets;
o adverse change in the ratings afforded our debt securities by ratings agencies;
o    the ability of Wireless to continue to grow and improve profitability;
o    the ability of Long distance and Local to improve cash flow generation;
o the effects of mergers and consolidations within the telecommunications industry and unexpected announcements or developments from others in the telecommunications industry;

o the uncertainties related to bankruptcies affecting the telecommunications industry;
o the impact of financial difficulties of third-party affiliates on PCS's network coverage;
o the uncertainties related to Sprint's investments in networks, systems and other businesses;
o the uncertainties related to the implementation of Sprint's strategies, including our initiative to realign service to enhance the focus on business and consumer customers;
o the impact of new, emerging and competing technologies on Sprint's business;
o    unexpected results of litigation filed against Sprint;
o the impact of wireless local number portability on PCS growth and churn rates, revenues and expenses;
o the risk of equipment failure, natural disasters, terrorist acts, or other breaches of network or information technology security;
o the possibility of one or more of the markets in which Sprint competes being impacted by changes in political or other factors such as monetary policy, legal and regulatory changes, or other external factors over which Sprint has no control; and
o other risks referenced from time to time in Sprint's filings with the Securities and Exchange Commission (SEC).

Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release or unforeseen events. Unless specifically discussed in this release, no forward-looking statements made by Sprint before the date of this release should be deemed to be reiterated, confirmed or updated by any statement in this release. Sprint provides a detailed discussion of risk factors in various SEC filings, including its 2003 Form 10-K, and you are encouraged to review these filings.


About Sprint
Sprint is a global integrated communications provider serving more than 26 million customers in over 100 countries. With approximately 63,000 employees worldwide and over $26 billion in annual revenues in 2003, Sprint is widely recognized for developing, engineering and deploying state-of-the-art network technologies, including the United States' first nationwide all-digital, fiber-optic network and an award-winning Tier 1 Internet backbone. Sprint provides local services in 39 states and the District of Columbia and operates the largest 100-percent digital, nationwide PCS wireless network in the United States. For more information, visit www.sprint.com.





For further information, contact Corporate Communications:

-   Media Relations:
    Scott Stoffel
    913-794-3603
    scott.e.stoffel@mail.sprint.com

-   Investor Relations:
    Kurt Fawkes
    913-794-1126
    Investorrelation.sprintcom@mail.sprint.com



                                                       Sprint Corporation
                                              CONSOLIDATED STATEMENTS OF OPERATIONS
                                                (millions, except per share data)


                                                                             Quarter-to-Date                     Year-to-Date
-----------------------------------------------------------------    ------------------------------    --------------------------
Periods Ended June 30,                                                    2004           2003             2004          2003
-----------------------------------------------------------------    ------------------------------    --------------------------

Net Operating Revenues                                                    $   6,869    $   6,463       $   13,576    $   12,802
-----------------------------------------------------------------    ------------------------------    --------------------------
Operating Expenses
 Costs of services and products                                               3,142        2,893            6,225         5,732
 Selling, general and administrative (1)                                      1,681        1,600            3,318         3,250
 Depreciation and amortization                                                1,243        1,252            2,486         2,488
 Restructuring and asset impairments (2)                                         96          348              126           358
-----------------------------------------------------------------    -----------------------------    ---------------------------
 Total operating expenses                                                     6,162        6,093           12,155        11,828
-----------------------------------------------------------------    -----------------------------    ---------------------------
Operating Income                                                                707          370            1,421           974
Interest expense                                                               (310)        (351)            (630)         (717)
Premium on early retirement of debt (3)                                         (20)           -              (20)          (19)
Other expense, net (3), (4)                                                      (4)         (21)             (30)          (82)
-----------------------------------------------------------------    -----------------------------    ---------------------------
Income (loss) from continuing operations before income taxes                    373           (2)             741           156
Income tax expense                                                             (140)           -             (286)          (61)
-----------------------------------------------------------------    -----------------------------    ---------------------------
Income (Loss) from Continuing Operations                                        233           (2)             455            95
Discontinued operation, net (5)                                                   -            9                -         1,322
Cumulative effect of change in accounting principle, net (6)                      -            -                -           258
-----------------------------------------------------------------    -----------------------------    ---------------------------
Net Income                                                                      233            7              455         1,675
Earnings allocated to participating securities (7)                               (6)           -               (6)            -
Preferred stock dividends paid                                                   (1)          (1)              (3)           (3)
-----------------------------------------------------------------    -----------------------------    ---------------------------
Earnings Applicable to Common Stock                                       $     226    $       6      $       446   $     1,672
                                                                     -----------------------------    ---------------------------

Diluted Earnings per Common Share (8), (10)
 Continuing operations                                                    $    0.16    $       -      $      0.31   $      0.07
 Discontinued operation                                                           -         0.01                -          0.94
 Cumulative effect of change in accounting principle, net                         -            -                -          0.18
-----------------------------------------------------------------    -----------------------------    ---------------------------
 Total                                                                    $    0.16    $       -      $      0.31   $      1.18
                                                                     -----------------------------    ---------------------------
Diluted weighted average common shares (9), (10)                            1,438.1      1,412.0          1,437.3       1,413.5
                                                                     -----------------------------    ---------------------------
Basic Earnings per Common Share (10)                                      $    0.16    $       -      $      0.31   $      1.19
                                                                     -----------------------------    ---------------------------


See accompanying Footnotes to Consolidated Statements of Operations.


                               Sprint Corporation
               FOOTNOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS



(1) In the 2004 second quarter, Sprint recognized a $14 million pre-tax benefit to bad debt expense as a result of the final payment of the settlement of claims with MCI (WorldCom) that previously had been fully reserved. This settlement increased income from continuing operations by $9 million.

     In the 2003 second quarter, Sprint recorded charges of $36 million in connection with the separation agreements agreed to by Sprint and three former executive officers. This includes a $15 million non-cash charge associated with accounting for modifications to certain terms of stock options granted in prior periods. This charge reduced income from continuing operations by $22 million.

(2) In the 2004 second quarter, Sprint recorded restructuring charges of $96 million associated with Sprint's transformation initiatives and the termination of the Web Hosting business. These charges reduced income from continuing operations by $58 million.

     In the 2004 year-to-date period, Sprint recorded $126 million in restructuring charges, which reduced income from continuing operations by $77 million. All year-to-date restructuring charges in 2004 were associated with Sprint's transformation initiatives and the termination of the Web Hosting business.

     In the 2003 second quarter, Sprint recorded restructuring and asset impairment charges of $348 million primarily related to winding down the Web Hosting business. This included a $337 million non-cash charge for the impairment of hosting assets and an $11 million charge related to cash requirements for employee terminations. The 2003 second quarter charge decreased income from continuing operations by $218 million.

     In the 2003 year-to-date period, Sprint recorded restructuring and asset impairments aggregating $358 million, which reduced income from continuing operations by $224 million. In addition to the 2003 second quarter charges noted above, Sprint recorded an asset impairment of $10 million associated with the termination of a software development project.

(3) In the 2004 second quarter, Sprint recorded a $20 million charge reflecting premiums paid for the early retirement of $750 million of equity unit notes. In connection with this retirement, Sprint recognized $9 million of deferred debt costs in Other expense, net. These charges reduced income from continuing operations by $18 million.

     In the 2003 first quarter, Sprint recorded a $19 million charge related to the debt tender offer of approximately $1.1 billion of long term debt. This charge decreased income from continuing operations by $12 million.

(4) In the 2003 first quarter, Sprint recorded a $50 million aggregate charge to settle a securities class action and derivative lawsuit relating to the failed merger with WorldCom. This charge reduced income from continuing operations by $32 million.

(5) In the 2003 first quarter, Sprint recorded an after-tax gain of $1.3 billion associated with the sale of its directory publishing business to R.H. Donnelley.

(6) Sprint adopted Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations, on January 1, 2003. Local historically accrued costs of removal in its depreciation reserves consistent with industry practice. These costs of removal do not meet the SFAS No. 143 definition of an asset retirement obligation. Accordingly, Sprint recorded a credit of $420 million to remove the accumulated excess cost of removal resulting in a cumulative effect of change in accounting principle credit of $258 million, net of tax.

(7) New accounting guidance, EITF 03-6, Participating Securities and the Two-Class Method under SFAS No. 128, Earnings Per Share, requires that rights of securities to participate in the earnings of an enterprise must be reflected in the reporting of earnings per share. The equity unit securities, traded as SDE, qualify as "participating securities." The proportionate share of 2004 second quarter earnings attributable to these securities is being excluded from the earnings available to common shareholders.

(8) As the effects of including the incremental shares associated with options, restricted stock units and ESPP shares are antidilutive in the 2003 quarter-to-date period, both basic earnings per share and diluted earnings per share reflect the same calculation in these Consolidated Statements of Operations for that period.

(9) As the effects of including the incremental shares associated with options, restricted stock units and ESPP shares are antidilutive in the 2003 quarter-to-date period, they are not included in the weighted average common shares outstanding for that period.

(10) On April 23, 2004, Sprint recombined its two tracking stocks. Each share of PCS common stock automatically converted into 0.5 shares of FON common stock. All per share amounts have been restated to reflect the recombination of the FON common stock and PCS common stock as of the earliest period presented at an identical conversion ratio (0.5). The conversion ratio was also applied to dilutive PCS securities (mainly stock options, ESPP, convertible preferred stock and restricted stock units) to determine diluted weighted average shares on a consolidated basis.


                                                        Sprint Corporation
                                                   CONSOLIDATED BALANCE SHEETS
                                                            (millions)




                                                          ----------------------------------------------
                                                                June 30,                December 31,
                                                                  2004                      2003
                                                          ----------------------------------------------

Assets
 Current assets
  Cash and equivalents                                          $  2,378                $  2,424
  Accounts receivable, net                                         2,999                   2,876
  Inventories                                                        754                     582
  Deferred tax asset                                                   8                      26
  Prepaid expenses and other                                         720                     703
---------------------------------------------------------------------------------------------------------
  Total current assets                                             6,859                   6,611

 Net property, plant and equipment                                26,345                  27,276

 Net intangible assets                                             7,844                   7,815

 Other                                                               993                   1,148
---------------------------------------------------------------------------------------------------------

 Total                                                          $ 42,041                $ 42,850
                                                          -----------------------------------------------

Liabilities and Shareholders' Equity
 Current liabilities
  Current maturities of long-term debt                          $  1,342                $    594
  Accounts payable and accrued interconnection costs               2,818                   2,700
  Accrued restructuring costs                                        184                     117
  Other                                                            2,823                   3,065
---------------------------------------------------------------------------------------------------------
  Total current liabilities                                        7,167                   6,476

 Noncurrent liabilities
  Long-term debt and capital lease obligations                    15,702                  16,841
  Equity unit notes                                                  975                   1,725
  Deferred income taxes                                            2,025                   1,789
  Other                                                            2,398                   2,548
---------------------------------------------------------------------------------------------------------
  Total noncurrent liabilities                                    21,100                  22,903


 Redeemable preferred stock                                          247                     247

 Common stock and other shareholders' equity
  Common stock
   FON                                                             2,854                   1,809
   PCS                                                                 -                   1,035
  Other shareholders' equity                                      10,673                  10,380
---------------------------------------------------------------------------------------------------------
 Total shareholders' equity                                       13,527                  13,224
---------------------------------------------------------------------------------------------------------

 Total                                                          $ 42,041                $ 42,850
                                                          -----------------------------------------------





                                                       Sprint Corporation
                                          CONDENSED CONSOLIDATED CASH FLOW INFORMATION
                                                           (millions)



-----------------------------------------------------------------------------------------------------------------------------------
Year-to-Date June 30,                                                                           2004                 2003
-----------------------------------------------------------------------------------------------------------------------------------


Operating Activities
    Net income                                                                                  $     455            $    1,675
    Discontinued operation, net                                                                         -                (1,322)
    Cumulative effect of change in accounting principle, net                                            -                  (258)
    Depreciation and amortization                                                                   2,486                 2,488
    Deferred income taxes                                                                             251                   644
    Losses on write-down of assets                                                                      -                   347
    Changes in assets and liabilities                                                                (386)                 (734)
    Other, net                                                                                        140                   128
-----------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities of continuing operations                                  2,946                 2,968
-----------------------------------------------------------------------------------------------------------------------------------

Investing Activities
    Capital expenditures                                                                           (1,688)               (1,492)
    Investments in affiliates, net                                                                     (5)                  (12)
    Investments in debt securities, net                                                                79                     -
    Other, net                                                                                        (24)                   77
-----------------------------------------------------------------------------------------------------------------------------------
Net cash used by investing activities of continuing operations                                     (1,638)               (1,427)
-----------------------------------------------------------------------------------------------------------------------------------

Financing Activities
    Change in debt, net                                                                            (1,112)               (1,859)
    Dividends paid                                                                                   (295)                 (228)
    Other, net                                                                                         53                    19
-----------------------------------------------------------------------------------------------------------------------------------
Net cash used by financing activities of continuing operations                                     (1,354)               (2,068)
-----------------------------------------------------------------------------------------------------------------------------------

Cash from discontinued operations                                                                       -                 2,231
-----------------------------------------------------------------------------------------------------------------------------------

Change in cash and equivalents                                                                        (46)                1,704

Cash and equivalents at beginning of period                                                         2,424                 1,035
-----------------------------------------------------------------------------------------------------------------------------------

Cash and equivalents at end of period                                                           $   2,378               $ 2,739
                                                                                           ----------------------------------------





                                                       Sprint Corporation
                                          RECONCILIATION OF NON-GAAP LIQUIDITY MEASURES
                                                           (millions)



                                                -----------------------------------------------------------------------------------
Quarter-to-date June 30, 2004                                                                            Long           Other &
                                                 Consolidated        Wireless          Local         Distance       Eliminations
                                                -----------------------------------------------------------------------------------



Operating income (loss)                          $      707          $      407        $     445     $     (139)    $      (6)
    Special items                                        82                   7                2             73             -
                                                -----------------------------------------------------------------------------------
Adjusted operating income (loss)*                       789                 414              447            (66)           (6)
    Depreciation and amortization                     1,243                 651              271            321             -
                                                -----------------------------------------------------------------------------------
Adjusted EBITDA*                                      2,032          $    1,065        $     718     $      255     $      (6)
                                                                     --------------------------------------------------------------
    Adjust for special items                            (82)
    Other operating activities, net (1)                 (48)
                                                ------------------
Cash provided by operating activities-GAAP            1,902
    Capital expenditures                               (999)
    Dividends paid                                     (179)
    Investments in affiliates, net                       (3)
    Other investing activities, net                     (29)
                                                ------------------
Free Cash Flow*                                         692
    Decrease in debt, net                            (1,090)
    Investments in debt securities, net                  45
    Other financing activities, net                       3
                                                ------------------
Change in cash and equivalents - GAAP            $     (350)
                                                ------------------


                                                -----------------------------------------------------------------------------------
Quarter-to-date June 30, 2003                                                                            Long           Other &
                                                 Consolidated        Wireless          Local         Distance       Eliminations
                                                -----------------------------------------------------------------------------------

Operating income (loss)                          $      370          $      261        $     453     $     (333)    $     (11)
    Special items                                       384                  19                8            357             -
                                                -----------------------------------------------------------------------------------
Adjusted operating income (loss)*                       754                 280              461             24           (11)
    Depreciation and amortization                     1,252                 617              271            363             1
                                                -----------------------------------------------------------------------------------
Adjusted EBITDA*                                      2,006          $      897        $     732     $      387     $     (10)
                                                -----------------------------------------------------------------------------------
    Adjust for special items                           (384)
    Other operating activities, net (1)                 288
                                                ------------------

Cash provided by operating activities-GAAP            1,910
    Capital expenditures                               (945)
    Dividends paid                                     (114)
    Other investing activities, net                      74
                                                ------------------
Free Cash Flow*                                         925
    Discontinued operation                               16
    Decrease in debt, net                              (304)
    Other financing activities, net                       7
                                                ------------------
Change in cash and equivalents - GAAP            $      644
                                                ------------------


(1) Other operating activities, net includes the change in working capital, change in deferred income taxes, miscellaneous operating activities and non-operating items in income (loss) from continuing operations.


See accompanying Footnotes to Consolidated Statements of Operations




                               Sprint Corporation
                  RECONCILIATION OF NON-GAAP LIQUIDITY MEASURES
                                   (millions)



                                               ------------------------------------------------------------------------------------
Year-to-date June 30, 2004                                                                                 Long           Other &
                                                 Consolidated        Wireless           Local          Distance      Eliminations
                                               ------------------------------------------------------------------------------------


Operating income (loss)                          $     1,421         $      674        $      891    $      (128)   $     (16)
    Special items                                        112                 11                16             85            -
                                               ------------------------------------------------------------------------------------
Adjusted operating income (loss)*                      1,533                685               907            (43)         (16)
    Depreciation and amortization                      2,486              1,305               539            641            1
                                               ------------------------------------------------------------------------------------
Adjusted EBITDA*                                       4,019         $    1,990        $    1,446    $       598    $     (15)
                                                                 ------------------------------------------------------------------
    Adjust for special items                            (112)
    Other operating activities, net (1)                 (961)
                                               ------------------
Cash provided by operating activities-GAAP             2,946
    Capital expenditures                              (1,688)
    Dividends paid                                      (295)
    Investments in affiliates, net                        (5)
    Other investing activities, net                      (24)
                                               ------------------
Free Cash Flow*                                          934
    Decrease in debt, net                             (1,112)
    Investments in debt securities, net                   79
    Other financing activities, net                       53
                                               ------------------
Change in cash and equivalents - GAAP            $       (46)
                                               ------------------


                                               ------------------------------------------------------------------------------------
Year-to-date June 30, 2003                                                                                 Long           Other &
                                                 Consolidated        Wireless           Local          Distance      Eliminations
                                               ------------------------------------------------------------------------------------

Operating income (loss)                          $       974         $      411        $      915    $      (329)   $     (23)
    Special items                                        394                 29                 8            357            -
                                               ------------------------------------------------------------------------------------
Adjusted operating income (loss)*                      1,368                440               923             28          (23)
    Depreciation and amortization                      2,488              1,225               536            724            3
                                               ------------------------------------------------------------------------------------
Adjusted EBITDA*                                       3,856         $    1,665        $    1,459    $       752    $     (20)
                                                                 ------------------------------------------------------------------
    Adjust for special items                            (394)
    Other operating activities, net (1)                 (494)
                                               ------------------
Cash provided by operating activities-GAAP             2,968
    Capital expenditures                              (1,492)
    Dividends paid                                      (228)
    Investments in affiliates, net                       (12)
    Other investing activities, net                       77
                                               ------------------
Free Cash Flow*                                        1,313
    Discontinued operation                             2,231
    Decrease in debt, net                             (1,859)
    Other financing activities, net                       19
                                               ------------------
Change in cash and equivalents - GAAP            $     1,704
                                               ------------------


(1) Other operating activities, net includes the change in working capital, change in deferred income taxes, miscellaneous operating activities and non-operating items in income (loss) from continuing operations.


See accompanying Footnotes to Consolidated Statements of Operations




                                                       Sprint Corporation
                                              RECONCILIATIONS OF EARNINGS PER SHARE
                                                (millions, except per share date)



                                                                  Quarter-to-Date                      Year-to-Date
-----------------------------------------------------    --------------------------------    --------------------------------
Periods Ended June 30,                                          2004            2003            2004            2003
-----------------------------------------------------    --------------------------------    --------------------------------

Earnings Applicable to Common Stock                             $     226       $      6        $     446       $    1,672
Earnings allocated to participating securities                          6              -                6                -
Preferred stock dividends paid                                          1              1                3                3
-----------------------------------------------------    --------------------------------    --------------------------------
GAAP Net income                                                       233              7              455            1,675

Discontinued operation, net                                             -             (9)               -           (1,322)
Cumulative effect of change in accounting principle                     -              -                -             (258)

-----------------------------------------------------    --------------------------------    --------------------------------
Income (loss) from continuing operations                              233             (2)             455               95

Special items (net of taxes)
 Restructuring and asset impairments                                   58            218               77              224
 Executive separations                                                  -             22                -               22
 MCI settlement                                                        (9)             -               (9)               -
 Premium on early retirement of debt                                   18              -               18               12
 Shareholder litigation charge                                          -              -                -               32

-----------------------------------------------------    --------------------------------    --------------------------------
Adjusted income from continuing operations *                    $     300       $    238       $      541       $      385
-----------------------------------------------------    --------------------------------    --------------------------------



GAAP earnings per share                                         $    0.16       $      -       $     0.31       $     1.18

Discontinued operation                                                  -          (0.01)               -            (0.94)
Cumulative effect of change in accounting principle                     -              -                -            (0.18)

-----------------------------------------------------    --------------------------------    --------------------------------
Earnings per share from continuing operations                        0.16              -             0.31             0.07
Special items                                                        0.05           0.17             0.06             0.21

-----------------------------------------------------    --------------------------------    --------------------------------
Adjusted Earnings Per Share * (1)                               $    0.20       $   0.17       $     0.37       $     0.27
-----------------------------------------------------    --------------------------------    --------------------------------



 (1) Earnings per share data may not add due to rounding.




                                       15




                                                       Sprint Corporation
                                                      OPERATING STATISTICS

-----------------------------------------------------------------------------------------------------------------------------------
                                                        1Q04             2Q04          3Q04          4Q04         YTD 2004
-----------------------------------------------------------------------------------------------------------------------------------

Wireless

     Financial Statistics (millions)

      Net operating revenue                             $    3,437       $    3,614                               $    7,051

       Service revenues                                 $    3,060       $    3,226                               $    6,286

        Wholesale, affiliate and other revenues         $      121       $      124                               $      245

       Equipment revenues                               $      377       $      388                               $      765

      Equipment costs                                   $      722       $      674                               $    1,396

      Operating income                                  $      267       $      407                               $      674

      Adjusted EBITDA *                                 $      925       $    1,065                               $    1,990

      Capital expenditures                              $      412       $      667                               $    1,079

      Bad debt % of net operating revenues                    1.1%             1.3%                                     1.2%


     Customer Additions

      Direct net adds before subscriber acquisition        414,000          505,000                                     919,000
      Subscriber acquisition from affiliate                      -           91,000                                      91,000
                                                     ------------------------------------------------------------------------------
      Direct net adds                                      414,000          596,000                                   1,010,000


      Affiliate net adds before subscriber sale            138,000           93,000                                     231,000
      Subscriber sale to Sprint                                  -          (91,000)                                    (91,000)
                                                     ------------------------------------------------------------------------------

      Affiliate net adds                                   138,000            2,000                                     140,000

      Reseller net adds                                    420,000          299,000                                     719,000

      Net gross adds (excluding deactivations
      within 30 days) (M)                                     1.80             1.67                                        3.47

          % of gross adds sold through direct retail          ~51%              52%

          % of direct retail base that upgraded phones
            in the quarter                                    > 7%               7%


     Other Wireless Statistics (approximate)

       Average revenue per user                         $       61       $       62

       Customer churn                                         2.9%             2.3%

       Average monthly customer usage (hours)                   15              16

       Total minutes provided (billions)                        45              51

       Number of cell sites on air                          21,800          22,700

       Number of carriers on air                            39,500          40,700

     Sprint PCS covered POPs (M) (1)                           191             197

     Sprint PCS and affiliate covered POPs (M) (1)             246             251


     Vision/Wireless Web/Data/3G

     Total Vision subscribers (approximate) (M)                4.2             5.0

     Vision % of gross adds                                  > 55%             55%

     Total Vision and Wireless Web subscribers (M)             6.2             6.9

     Data ARPU                                           nearly $4            > $4

     % of direct retail subscriber base using 1xRTT
       handsets                                                80%             84%

     % of direct retail subscriber base using Vision
       handsets                                                48%             57%


     Marketing and Distribution

     Total number of subscribers on Sprint PCS network
     (thousands)                                            21,329          22,226

        Total direct subscribers                            16,281          16,877

        Total affiliate subscribers                          3,017           3,019

        Total wholesale/reseller subscribers                 2,031           2,330

     Number of PCS stores and kiosks                          ~660            ~715

     Total number of distribution points                   ~17,400         ~16,700

     (M) - in millions

     (1)  Beginning with the 2004 second quarter, covered POPs reflect updated census data


     This information should be reviewed in connection with Sprint's consolidated financial statements.





                                                           Sprint Corporation
                                                   OPERATING STATISTICS (continued)


-----------------------------------------------------------------------------------------------------------------------------------
                                                        1Q04             2Q04         3Q04           4Q04         YTD 2004
-----------------------------------------------------------------------------------------------------------------------------------

Local

      Financial Statistics (millions)

      Total Local net operating revenues                $    1,506       $    1,510                               $    3,016

      Voice net operating revenue                       $    1,147       $    1,136                               $    2,283

      Data net operating revenue                        $      195       $      205                               $      400

      Other net operating revenue                       $      164       $      169                               $      333

      Operating income                                  $      446       $      445                               $      891

      Adjusted EBITDA*                                  $      728       $      718                               $    1,446

      Capital expenditures                              $      209       $      247                               $      456

      Other Statistics

      Total access lines (thousands)                         7,876            7,780

         Residential access lines                            5,507            5,430

         Business access lines                               2,142            2,132

         Wholesale access lines                                227              218

              Resold lines                                     151              141

              UNE-P lines                                       76               77

      YOY Access line decline                                -2.2%            -2.4%

      Percentage of Sprint local access lines with
      Sprint long distance service                             51%              52%

      Bundle penetration - residential                         67%              68%

      Percentage of Sprint local residential customers
      with voicemail service                                   15%              15%

      Percentage of Sprint local residential customers
      with call waiting service                                43%              44%

      Percentage of Sprint local residential customers
      with caller ID service                                   46%              47%

      DSL lines in service (thousands)                         349              383

      DSL capable lines (thousands)                          4,910            5,005

Long Distance

      Financial Statistics (millions)

      Total Long distance net operating revenues        $    1,912       $    1,873                               $    3,785

      Voice net operating revenue                       $    1,186       $    1,164                               $    2,350

      Data net operating revenue                        $      452       $      438                               $      890

      Internet net operating revenue                    $      223       $      214                               $      437

      Other net operating revenue                       $       51       $       57                               $      108

      Operating income (loss)                           $       11       $     (139)                              $     (128)

      Adjusted EBITDA*                                  $      343       $      255                               $      598

      Capital expenditures                              $       56       $       64                               $      120

      Other Statistics

      YOY Long distance voice volume growth                     9%              13%                                      11%


      This information should be reviewed in connection with Sprint's consolidated financial statements.



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



                                                       Sprint Corporation
                                              WIRELESS -- SELECTED INFORMATION (1)
                                                           (millions)




                                                                                Pre Restatement
                                                ---------------------------------------------------------------------------------
                                                                                                                           YTD
                                                   1Q04           4Q03         3Q03          2Q03          1Q03           2003
                                                -----------   -----------   -----------   -----------   ------------   ----------

Net operating revenues                          $   3,437     $   3,307     $   3,340     $   3,096      $   2,947     $   12,690

Operating  expenses
     Costs of services and products                 1,744         1,558         1,628         1,521          1,448          6,155
     Selling, general and administrative (1)          778           888           800           707            741          3,136
     Depreciation and amortization                    654           633           628           617            608          2,486
     Restructuring and asset impairments                4           352             -             -             10            362
                                                ----------------------------------------------------------------------------------

     Total operating expenses                       3,180         3,431         3,056         2,845          2,807         12,139

                                                ----------------------------------------------------------------------------------


Operating income (loss)                         $     257     $    (124)    $     284     $     251      $     140     $      551
                                                ----------------------------------------------------------------------------------




                                                                                 Post Restatement
                                                ----------------------------------------------------------------------------------
                                                                                                                           YTD
                                                   1Q04           4Q03         3Q03          2Q03          1Q03           2003
                                                -----------   -----------   -----------   -----------   ------------   -----------

Net operating revenues                          $   3,437     $   3,307     $   3,340     $   3,096      $   2,947     $   12,690

Operating  expenses
     Costs of services and products                 1,744         1,558         1,628         1,521          1,448          6,155
     Selling, general and administrative (1)          768           877           789           697            731          3,094
     Depreciation and amortization                    654           633           628           617            608          2,486
     Restructuring and asset impairments                4           352             -             -             10            362
                                                ----------------------------------------------------------------------------------
Total operating expenses                            3,170         3,420         3,045         2,835          2,797         12,097
                                                ----------------------------------------------------------------------------------

Operating income (loss)                         $     267     $    (113)    $     295     $     261      $     150     $      593
                                                ----------------------------------------------------------------------------------


Restatement amount (1)                          $      10     $      11     $      11     $      10      $      10     $       42
                                                ----------------------------------------------------------------------------------


(1)    The PCS Group's comparative operating results reporting has been restated.  Previous to the recombination of the tracking stocks on April 23, 2004, the PCS Group reflected a corporate asset usage charge from the FON Group as a component of operating expense. Wireless will reflect this charge as part of non-operating expense consistent with other Sprint operations.  This charge is eliminated in consolidation and, accordingly, has no effect on the Sprint Consolidated results.




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